Exhibit 5

1000 Jackson Street Toledo, Ohio 43604-5573	419.241.9000 419.241.6894 fax
www.slk-law.com

June 2, 2017

Welltower, Inc.

4500 Dorr Street

Toledo, Ohio 43615

Re:	WELLTOWER INC.

566,657 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the prospectus supplement dated June 2, 2017 (the “Prospectus Supplement”) to the prospectus dated May 1, 2015 (the “Prospectus”), included in the Company’s registration statement on Form S-3 (File No. 333-203802) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration and possible issuance of up to 566,657 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), that may be issued from time to time if, and to the extent that, certain holders of Class A units (the “Units”) of HCN G&L DownREIT II, LLC, a Delaware limited liability company (the “DownREIT”), tender such Units for redemption by the DownREIT, and HCN DownREIT Member, LLC, a majority-owned indirect subsidiary of the Company (including its permitted successors and assigns, the “Managing Member”), or a designated affiliate of the Managing Member, elects to assume the redemption obligations of the DownREIT and to satisfy all or a portion of the redemption consideration by issuing the Shares to the holders instead of or in addition to paying a cash amount in accordance with the terms of the DownREIT’s Amended and Restated Limited Liability Company Agreement, dated June 24, 2015 (the “LLC Agreement”).

In connection with this opinion, we have examined and have relied upon copies of: (i) the Second Restated Certificate of Incorporation of the Company, as amended, (ii) the Fifth Amended and Restated By-Laws of the Company (the “By-Laws”), (iii) the Registration Statement and the Prospectus included therein, (iv) the Prospectus Supplement, (v) the resolutions regarding the registration and possible issuance of the Shares adopted by the Board of Directors of the Company on May 7, 2015, (vi) the LLC Agreement, and (vii) such other documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinions herein set forth.

Welltower Inc.

June 2, 2017

In reaching the opinions set forth below, we have assumed the following:

(a)	each party to the LLC Agreement (other than the Company) is, and has been at all times relevant to this opinion, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized;

(b)	each person executing any instrument, document or agreement in connection with the issuance of the Shares on behalf of any party (other than the Company) is duly authorized to do so;

(c)	each natural person executing any instrument, document or agreement in connection with the issuance of the Shares is legally competent to do so;

(d)	any documents submitted to us as originals are authentic; the form and content of any documents submitted to us as unexecuted final versions do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents are genuine; and all public records reviewed or relied upon by us or on our behalf are true and accurate; and

(e)	the Shares will not be issued or transferred in violation of the provisions of Article VI of the By-Laws (relating to restrictions on issuance and transfer of stock).

As to questions of fact material to this opinion, we have relied without independent investigation on (i) written representations of each party made in the LLC Agreement and the other documents and certificates delivered in connection therewith, (ii) certificates and records of public officials, and (iii) certificates and written representations of officers and directors of the Company.

Based upon the foregoing, it is our opinion that the Shares have been duly reserved and authorized for issuance, and if, as and when such Shares are issued and delivered in exchange for the Units upon redemption thereof, upon and subject to the terms and conditions set forth in the LLC Agreement, such Shares will be legally and validly issued, fully paid, and non-assessable.

The opinions set forth herein are limited to the matters and the transactions expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated herein.

We assume no obligation to update or supplement this opinion to reflect a change in any applicable laws after the date hereof or any fact or circumstance that may come to our attention after the date hereof.

Welltower Inc.

June 2, 2017

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Company’s Form 8-K to be filed with the Commission on June 2, 2017. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP